AGREEMENT

         THIS AGREEMENT is entered into by and between COLONIAL DOWNS, L.P., a Virginia limited partnership ("Colonial Downs"), and VIRGINIA HORSEMEN'S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC. ("VaHBPA"), a Virginia not-for-profit corporation.

         WHEREAS, Colonial Downs and its affiliate, Stansley Racing Corp. ("SRC"), have been granted licenses by the Virginia Racing Commission (the "VRC") to own and operate (i) a pari-mutuel horse racing facility in New Kent County, Virginia (the "Racetrack"); and (ii) Satellite Wagering Facilities ("SWFs") in the cities of Chesapeake and Richmond, Virginia;

         WHEREAS, Colonial Downs and SRC intend to apply for licenses to own and operate four (4) additional SWFs in Virginia, or such greater number as may be authorized by law;

         WHEREAS, the VaHBPA is a trade association composed of owners and trainers (hereinafter the "VaHBPA Members") of thoroughbred race horses;

         WHEREAS, the VaHBPA has developed and will maintain programs and other services for its members, employees and others who will engage in racing at Colonial Downs Racetrack;

         WHEREAS, The parties hereto desire to bring about a closer and more understanding relationship among horsemen, the VaHBPA Members, the VaHBPA, Colonial Downs and the public; and

         WHEREAS, Colonial Downs and VaHBPA have agreed on the allocation between Colonial Downs and VaHBPA of certain revenues received by Colonial Downs on pari-mutuel wagering on simulcast thoroughbred horse races at the SWFs and now desire to set forth their agreement herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

         1. Exclusive Representative. During the term of this Agreement, the VaHBPA shall be the exclusive representative of the members of its organization with respect to all matters set forth in this Agreement.

         2. Term of Agreement. Unless modified or terminated as provided herein, this Agreement shall remain in effect until December 31, 1998, and shall be automatically renewed for successive one (1 ) year renewal terms; provided, however, that this Agreement shall terminate automatically on the day prior to the scheduled opening day of the first 1997 live thoroughbred race meet in the event the parties shall have not entered into a contract for live racing for the first live race meet.

         3. Scope of Agreement. This Agreement shall be applicable to revenue generated from pari-mutel wagering on simulcast thoroughbred races (other than simulcast broadcasts of races held at the Racetrack) at all SWFs owned and operated by Colonial Downs in Virginia during the term of this Agreement. The parties acknowledge and agree that one of the fundamental purposes of this Agreement, and of the opening and operation of SWFs by Colonial Downs shall be to establish and fund the Thoroughbred Partner Account.

         4. SWF Revenue Division.

                  (a) A portion of the revenue generated from pari-mutel wagering on simulcast thoroughbred races (other than simulcast broadcasts of races held at the Racetrack) at the SWFs (the "SWF Thoroughbred Handle") shall be devoted to funding of the Thoroughbred Partner Account (as defined herein) and shall be paid as provided in subparagraphs 4(b) and 4(c).

                  (b) The Initial Period: February 17, 1996--December 31, 1997. With respect to the period from February 17, 1996, to December 31, 1997, ("the Initial Period"), Colonial Downs shall pay into the Thoroughbred Partner Account Five and One Quarter Percent (5.25%) of the SWF Thoroughbred Handle and the Thoroughbred Legislated Percentage (as defined herein), subject to the following adjustments:

                           (i) If the sum (the "Sum") of (A) Five and
                  One-Quarter Percent (5.25%) of the SWF Thoroughbred Handle, plus (B) the total amount of the net percentage of the pools generated by live thoroughbred horse racing at the Racetrack (including simulcasts thereof at Colonial Downs SWFs) which is required to be paid to the participants in the race meetings at the Racetrack (the "Thoroughbred Legislated Percentage") for the Initial Period is less than Four Million Five Hundred Thousand Dollars ($4,500,000), Colonial Downs shall pay into the Thoroughbred Partner Account the difference between Four Million Five Hundred Thousand Dollars ($4,500,000) and the Sum; provided, one-half (1/2) of such difference shall be regarded as a loan by Colonial Downs to the Thoroughbred Partner Account, bearing interest at the rate of Six Percent (6%) from December 31, 1997, until paid, and payable in Forty-Eight (48) equal monthly installments of interest and principal, commencing June 15,2001; and, one-half (1/2) shall be a grant from Colonial Downs to the Thoroughbred Partner Account.

                           (ii) If the Sum of (A) Five and One-Quarter Percent
                  (5.25%) of the SWF Thoroughbred Handle plus (B) the total amount of the Thoroughbred Legislated Percentage for the Initial Period is greater than Four Million Five Hundred Thousand Dollars ($4,500,000) there shall be paid to Colonial Downs from the Thoroughbred Partner Account from the amount of said Sum exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) an amount up to the VaHBPA share (as calculated in accordance with Schedule A) of the Difference between the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income (all as defined and calculated in accordance with

                  Schedule A hereto) or the excess is exhausted and any amount of said excess remaining after the said payment to Colonial Downs, together with the amount of said Difference if positive, shall be paid one-half (1/2) to the Thoroughbred Partner Account and one-half (1/2) to Colonial Downs.

                  (c) Second Year: January 1, 1998--December 31, 1998. With respect to the period from January 1, 1998, to December 31, 1998 (the "Second Year"), Colonial Downs shall pay to the Thoroughbred Partner Account Five and One-Quarter Percent (5.25%) of the SWF Thoroughbred Handle and the Thoroughbred Legislated Percentage, subject to the following adjustments:

                           (i) If the Sum of (A) Five and One-Quarter Percent
                  (5.25%) of the SWF Thoroughbred Handle plus (B) the total amount of the Thoroughbred Legislated Percentage for the Second Year is less than Four Million Five Hundred Thousand Dollars ($4,500,000), Colonial Downs shall pay into the Thoroughbred Partner Account the difference between Four Million Five Hundred Thousand Dollars ($4,500,000) and the Sum; provided, one-half (1/2) of such difference shall be regarded as a loan by Colonial Downs to the Thoroughbred Partner Account, bearing interest at the rate of Six Percent (6%) from December 31,1998, until paid, and payable in Forty-Eight (48) equal monthly installments of interest and principal, commencing June 15, 2002; and, one-half (1/2) shall be a grant from Colonial Downs to the Thoroughbred Partner Account.

                           (ii) If the Sum of (A) Five and One-Quarter Percent
                  (5.25%) of the SWF Thoroughbred Handle plus (B) the total amount of the Thoroughbred Legislated Percentage for the Second Year is greater than Four Million Five Hundred Thousand Dollars ($4,500,000), the amount of said Sum exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) shall be shared in a ratio of Ten Percent (10%) to the Thoroughbred Partner Account and Ninety Percent (90%) to Colonial Downs until Colonial Downs receives an amount from the Thoroughbred Partner Account up to the VaHBPA share (as calculated in accordance with Schedule A) of the Difference between the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income (all as defined and calculated in accordance with Schedule A hereto) or the excess is exhausted and any amount of such excess remaining after Colonial Downs has received such amount, together with the amount of said Difference if positive, shall be paid One-Half (1/2) to the Thoroughbred Partner Account and One-Half (1/2) to Colonial Downs.

         5. Live Race Meets. It is the stated intent of the parties to conduct annual live race meets at the Racetrack commencing in 1997. For the years 1997 and 1998, the parties intend to conduct live race meets of not less than Thirty
(30) days of live racing in each year; however, the parties will continue to work together to expand the days of live racing in said years to Forty (40) days to include a mid-price purse meet, to the extent practicable. The parties intend to increase the number of live race days each year so long as the integrity of the purses can be maintained.

The actual length of any live thoroughbred race meet shall be determined by the VRC; however, the parties agree to request the VRC to permit such number of days of live racing as the parties shall agree upon, but in any event not less than Thirty (30) days of live thoroughbred racing at the Racetrack for 1997 and 1998, and to permit, for each year thereafter, such number of days of live racing as the parties shall agree upon; provided, if the parties are unable to agree, Colonial Downs shall submit to the VRC its requested number of days of live racing and shall also simultaneously convey to the VRC the request for days of live racing of the VaHBPA.


         6.       Thoroughbred Partner Account.

                  (a) Structure of Account. Colonial Downs will maintain a separate bank account denominated the "Thoroughbred Partner Account" and all sums and amounts payable to the VaHBPA under this Agreement, and interest, earnings or credits generated thereon shall be deposited into that Account within Forty-Eight (48) hours (Saturdays, Sundays and national holidays excluded) after receipt by Colonial Downs. The Thoroughbred Partner Account as provided herein and the investment or deposit schedules for said account maintained by Colonial Downs during the term of this Agreement shall be subject to examination at any reasonable time upon at least one (1) days' notice by the President of the VaHBPA or the President's nominee. All withdrawals, debits or pledges of the sums deposited in or credited to the Thoroughbred Partner Account and all other transactions with respect to said Account shall require two (2) signatures--one on behalf of the VaHBPA by one of such persons as the VaHBPA shall authorize in writing and one on behalf of Colonial Downs by one of such persons as Colonial Downs shall authorize in writing.

                  (b) Deposits into the Thoroughbred Partner Account. On the date this Agreement is signed by the parties, Colonial Downs shall deposit in the Thoroughbred Partner Account its Promissory Note with a face amount equal to Five and One-Quarter Percent (5.25%) of the SWF Thoroughbred Handle from February 17, 1996, to the date of said signature, bearing interest at the rate of Six Percent (6%) per annum with interest calculated through the date of said signature as though said percentage of the daily SWF Thoroughbred Handle from February 17 until said date of signature had been deposited forty-eight (48) hours (Saturdays, Sundays and national holidays excepted) after its receipt by Colonial Downs and calculated on the face amount from the date of said signature until the Note Payment Date. In addition, Colonial Downs shall deposit in the Thoroughbred Partner Account said percentage of the daily SWF Thoroughbred Handle from the date of said signature until the Note Payment Date by depositing its Revolving Promissory Note with a balance due from time to time in an amount equal to the then total amount of said percentage from the date of signature, together with interest thereon secured by a letter of credit issued by a commercial bank in an amount not less than the total amount of said interest and principal calculated to be outstanding thirty (30) days from the date of issuance of the letter of credit, bearing interest at the rate of Six Per Cent (6%) calculated as though the required percentage of the daily SWF Thoroughbred Handle had been deposited forty-eight (48) hours (Saturdays, Sundays and national holidays excepted) after its receipt by Colonial Downs. The Note Payment Date for both of said Promissory Notes shall be December 15, 1996, or at such earlier time as Colonial Downs shall certify to the VaHBPA in writing that satisfactory financing to enable it to complete construction of the Racetrack and up to four (4) additional SWFs has been closed.

                  (c) Guaranteed Payments to the Horsemen's Purse Account. Upon commencement of live racing at the Racetrack, there shall be transferred from the Thoroughbred Partner Account to the account from which purses shall be directly paid (the "Thoroughbred Horsemen's Purse Account"), at the conclusion of each day of live racing at the Racetrack, an amount equal to the required thoroughbred purse for that day of racing.

                  (d) Balance of the Thoroughbred Partner Account. Any amounts remaining in the Thoroughbred Partner Account after satisfying the payment requirements of paragraph 6(c) shall be retained in the Thoroughbred Partner Account to the credit of the VaHBPA, to be applied toward the Purse for the next race meet, payment to the VaHBPA for services rendered to horsemen, (in the amount of One and One-Half Percent (1.5%) of the net amount, after all adjustments, paid to the Thoroughbred Partner Account with respect to the Initial Period and all annual periods thereafter), payment of any loans made by Colonial Downs pursuant to paragraph 4 or as otherwise required by paragraph 4 of this Agreement.

                  (e) Interest and Earnings. All interest or earnings whatsoever on the amounts paid to the Thoroughbred Partner Account shall accrue solely to the benefit of the Thoroughbred Partner Account. All funds deposited to the Thoroughbred Partner Account shall be invested in an interest bearing account which provides market rates of return, or government or bank securities, and Colonial Downs shall provide all reasonable assurances of the security of the investments made.

                  (f) Accountings. Colonial Downs shall provide to the VaHBPA
(i) within Forty-Eight (48) hours of the close of each business day (Saturdays, Sundays and national holidays excluded) of operation, daily statistics respecting wagering on thoroughbred racing, and the amounts deposited in or credited to the Thoroughbred Partner Account, at each SWF then in operation (the "SWF Operations"); (ii) within Forty-Five (45) days of the end of each calendar quarter, a report of the SWF Operations for the previous calendar quarter, certified by the chief financial officer or other appropriate official of Colonial Downs; and (iii) within Ninety (90) days of the end of each calendar year, an audited report of the SWF Operations, certified by the independent certified public accountant for Colonial Downs. Any other reports or information provided the VaHBPA by Colonial Downs from time to time respecting the SWF Operations shall, if requested by the VaHBPA, be certified by the chief financial officer or other appropriate official of Colonial Downs.

         7. Setting of Thoroughbred Partner Account Contribution in Renewal Years. On or before March 15 of each renewal year, Colonial Downs will provide to the VaHBPA its budgeted income statement for the current calendar year. Such budget will include the anticipated SWF thoroughbred percentage to be applied by Colonial Downs to the SWF Thoroughbred Handle necessary to achieve the budgeted net after-tax income for Colonial Downs for such year, as well as any proposed adjustments in Schedule A, taking into account all relevant factors including the estimated total amount of the Thoroughbred Legislated Percentage for the next race meet. Colonial Downs shall propose any change in the percentage of the SWF Thoroughbred Handle and/or guaranteed contribution which it believes is appropriate. The VaHBPA will review Colonial Downs' proposal to determine if funds sufficient to guarantee a quality live race meet at the Racetrack will be available. If the amount proposed by Colonial Downs for its contribution to the Thoroughbred Partner Account is deemed inadequate by the VaHBPA, the VaHBPA may propose such adjustments as it deems appropriate. In such event, Colonial Downs and the VaHBPA shall negotiate in good faith any adjustment to the Thoroughbred Partner Account contribution, observing the following principles:

                  (a) The financial arrangements between the parties for any prior period are not precedential and the current financial results of Colonial Downs shall be the basis for the financial arrangements between the parties on a year-to-year basis.

                  (b) The VaHBPA must be assured of the ability to offer competitive purses for racing at the Racetrack which will attract quality thoroughbred racing and permit race meets of at least Thirty (30) days of racing.

                  (c) Colonial Downs must realize a net after-tax return consistent with Schedule A hereto.

If the parties are unable to reach agreement with respect to the contribution to the Thoroughbred Partner Account within Sixty (60) days after the VaHBPA's receipt of Colonial Downs' proposal, then the existing provisions of this Agreement shall continue in effect, but either party may thereafter terminate this Agreement by Thirty (30) days' written notice to the other party.

         8. Out-Of-State Simulcasting. During the term of this Agreement, the VaHBPA for and on behalf of its members, and as authorized representative of its members for interstate simulcasting purposes, consents and authorizes Colonial Downs to negotiate and contract with simulcast and receiving facilities, including off-track wagering facilities, located outside Virginia, for the conduct of off-track wagering at the Racetrack and the SWFs. The foregoing consent and authorization shall constitute all consents required from the VaHBPA for simulcast wagering under the Interstate Horse Racing Act of 1978, Public Law 95-515, and all simulcast wagering shall conform to the Interstate Horse Racing Act of 1978, Public Law 95-515. This paragraph does not apply to simulcast of racing at the Racetrack which is covered in the Live Racing Agreement between the parties.

         9. Representations and Warranties.

                  (a) VaHBPA. In addition to the representations and warranties contained elsewhere in this Agreement, VaHBPA warrants, represents to, and covenants with Colonial Downs that:

                           (i) This Agreement has been approved by the Board of
                  the VaHBPA in the Commonwealth of Virginia as authorized by the bylaws of the VaHBPA.

                           (ii) This Agreement is valid and enforceable
                  according to its terms

                           (iii) During the term of this Agreement, the VaHBPA
                  warrants and agrees that its officials will take all reasonable action within their powers to ensure that all VaHBPA Members in the Commonwealth of Virginia, their employees and other related personnel comply with the terms of this Agreement and to prevent, temporary or permanent cessation or suspension of live racing at the Racetrack and wagering on any simulcast race at any SWF in Virginia owned and operated by Colonial Downs.

                           (iv) During the term of this Agreement, the VaHBPA
                  and Colonial Downs, L.P., shall seek a share of the SWF Thoroughbred Handle only through good faith negotiation between the parties and shall not engage in or support, directly or indirectly, any action to influence the Virginia Racing Commission or the Governor of Virginia or the Virginia Legislature to establish by rule, regulation, commission order, executive order, statute, amendment of statute, or otherwise, a contribution to the VaHBPA of a percentage of the SWF Thoroughbred Handle.

                           (v) This Agreement will be made available for review
                  by VaHBPA Members, and all other licensed owners, trainers, employees, and personnel, at the VaHBPA office.

                  (b) Colonial Downs. Colonial Downs warrants, represents to and covenants with the VaHBPA that:

                           (i) This Agreement has been approved by the General
                  Partners of Colonial Downs.

                           (ii) This Agreement is valid and enforceable
                  according to its terms.

                           (iii) During the term of this Agreement, Colonial
                  Downs warrants and agrees that its partners and officers will take all reasonable action within their powers to ensure that Colonial Downs and its partners, officers, employees and other related personnel comply with the terms of this Agreement and to prevent, temporary or permanent cessation or suspension of live racing at the Racetrack and wagering on any simulcast race at any SWF in Virginia owned and operated by Colonial Downs.

         10. Governmental Approval. Nothing contained in this Agreement shall be construed as requiring either party to perform any term or terms when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required.

         11. Right to Terminate. Either party may terminate this Agreement upon the other party's failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date when a notice of default detailing the perceived failure to perform is received by a party pursuant to paragraph 15. Such termination shall not constitute an election of remedy nor shall it constitute a waiver of a party's other remedies in law or equity.

         12. Indemnification. Each party agrees that it shall indemnify and save harmless the other party, its respective Board of Directors or General Partners, and its respective agents, representatives, employees, officers and directors, their successors and assigns, and all persons acting by, through, under or in concert with any of them, from and against any and all demands, liabilities, losses, costs, damages or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by any theft, embezzlement, loss or misuse of funds deposited by Colonial Downs in the Thoroughbred Partner Account or paid by Colonial Downs to the Thoroughbred Horsemen's Purse Account or to the VaHBPA, arising from the willful or negligent act or omission of such party, or its employees or authorized agents.

         13. Further Assurances. The VaHBPA and Colonial Downs shall execute such assignments, instruments, and documents and shall give such further assurances, as may be necessary to accomplish the purpose and intent of this Agreement.

         14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         15. Notices. All notices, requests, demands or other communications as may be required by this Agreement shall be in writing and, if mailed, shall be by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise. For all purposes of this Agreement, the following are the addresses of the parties:

                  Colonial Downs:   Jeffrey P. Jacobs, President
                                    CD Entertainment, Ltd.
                                    General Partner, Colonial Downs, L.P.
                                    425 Lakeside Avenue
                                    Cleveland, Ohio 44113

                                    Arnold W. Stansley, President
                                    Stansley Management Corp.,
                                    General Partner, Colonial Downs, L.P,
                                    P.O. Box 456
                                    3610 N. Courthouse Road
                                    Providence Forge, Virginia 23124

                  Copy to:          James L. Weinberg, Esq.
                                    Hirschler, Fleischer, Weinberg, Cox & Allen
                                    The Federal Reserve Bank Building
                                    701 East Byrd Street, 15th floor
                                    P.O. Box 500
                                    Richmond, Virginia 23219

                  VaHBPA:           C. B. Payne, President
                                    VaHBPA
                                    38 Garrett Street
                                    Warrenton, Virginia 22186

                  Copy to:          David M. Cook, Esq.
                                    Manley, Burke, Lipton & Cook
                                    225 West Court Street
                                    Cincinnati, Ohio 45202

         16. Waivers. No waiver of any breach of this Agreement or any terms hereof shall be effective unless such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or any subsequent breach.

         17. Applicable Law. This Agreement is being executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with its laws other than conflict of laws provisions thereunder.

         18. Severability. If any provision of this Agreement is declared invalid by any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be effected thereby and shall remain in full force and effect.

         19. Entire Agreement, Modification. This is the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement or of any exhibit attached hereto shall be effective unless such modification, variation or amendment is in writing and has been signed by the parties hereto.

         20. Effective Date, Contingencies. This Agreement shall become effective upon the last to occur of the following events:

                  (a) Approval of this Agreement by the Board of Directors of the VaHBPA;

                  (b) Written certification by Colonial Downs to the VaHBPA that Colonial Downs has secured satisfactory financing to enable it to complete construction of the Racetrack and up to Four (4) additional SWFs and that Jeffrey P. Jacobs will remain involved as a principal of Colonial Downs.

If the last of said events has not occurred by December 15, 1996, each party shall thereafter have the termination rights provided in paragraph 11.

         21. Contingent Contributions. Colonial Downs agrees, in each case contingent upon its contribution being matched by the MARYLAND JOCKEY CLUB in full at the time when made, to make the following contributions in each of the years 1997 and 1998:

                  (a) To the MARIAN duPONT SCOTT REGIONAL VETERINARY CENTER, Twenty Thousand Dollars ($20,000) (total contribution with matching amount will be Forty Thousand Dollars ($40,000) in each of said years).

                  (b) To the POINT-TO-POINT VIRGINIA CHAMPIONSHIP AWARD, Five Thousand Dollars ($5,000) (total contribution with matching amount will be Ten Thousand Dollars ($10.000) in each of said years).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the ____ day of ___________, 1996.

VIRGINIA HORSEMEN'S BENEVOLENT           COLONIAL DOWNS, L.P.
PROTECTIVE ASSOCIATION. INC.



By:   /s/  C. B. Payne                   By:   /s/  Arnold W. Stansley
     ---------------------                     ------------------------
Title:  President                               Arnold W. Stansley, President
                                                Stansley Management Corp., a
                                                General Partner, and


                                         AND:  /s/ Jeffrey P. Jacobs
                                                  --------------------
                          Jeffrey P. Jacobs, President
                                                  CD Entertainment, Ltd., a
                                                  General Partner

                                   SCHEDULE A

 I.      DEFINITIONS

         Applicable Owners Budgeted After-Tax Net Income

                  Sec. 4(b)(ii)--$1,000,000
                  Sec. 4(c)(ii)--$3,000,000

         Owners Actual After-Tax Net Income

         The amount calculated under Section II(A) below

II.      CALCULATIONS

         A.       Owners Actual After-Tax Net Income

                  1. The amount that Colonial Downs would report, under generally accepted accounting principles, had the entire sum of the SWF Handle for Thoroughbred races times 5.25%, plus the Legislated Percentage, plus a comparable calculation for Standardbred races been treated as an expense in determining net income. This amount is subject to possible adjustments discussed in Section III, below.

                  2. The tax rate to be utilized in calculating both the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income assumes that Colonial Downs is taxed as a corporation. If Colonial Downs is not subject to taxation as a corporation, a tax effect will be calculated as if it were a corporation. The tax rate utilized will include all taxes based on income, including federal, state and local taxes.

         B.       Sharing

                  1. It is agreed that the amount necessary, if any, to increase the Owners Actual After-Tax Net Income up to the Applicable Owners Budgeted After-Tax Net Income will be shared by the Thoroughbred and the Standardbred funds.

                  2. The sharing relationship will be a percentage calculated as follows:

                           a.       Thoroughbred Share

                                    (i) The sum of all handles wagered on all
                           Thoroughbred races at all SWFs divided by the sum of all handles wagered on all Thoroughbred and Standardbred races at all SWFs.

                           b .      Standard bred Share

                                    i. The sum of all handles wagered on all
                           Standardbred races at all SWFs divided by the sum of all handles wagered on all Thoroughbred and Standardbred races at all SWFs.

                           c. It is agreed that the sum of the percentages in Section II(B)(2)(a)

                                    (i)     and Section II (B)(2)(b)(i) equals
                                            100%.

                  3. A separate accounting will be maintained by breed, of all revenues and expenses pertaining to the live meet. For any revenues and expenses not clearly allocable to either breed, a reasonable allocation will be made. The resulting income or loss, by breed, will be directly allocated to that breed in determining funding responsibility under Section II(B)(4) following.

                  4. Once each group has contributed its share towards the Applicable Owners Budgeted After-Tax Net Income, any remaining amount will be shared equally with Colonial Downs as per Sec. 4(b)(ii) and 4(c)(ii).


III.     AGREED-UPON OPERATING PARAMETERS

         A. As an incentive to maximize financial results for the Thoroughbred and the Standardbred constituencies, Colonial Downs agrees to certain limitations on expenses in the calculation of the Owners Actual After-Tax Net Income.

         B. Some costs and expenses are not controllable and will not be subject to these limitations. These include:

                  1.       Legislated Amounts

                           a.       State and local taxes based on the handle
                           b.       Sales taxes
                           c.       Admissions taxes
                           d.       Real and personal property taxes
                           e.       Breeders Fund contributions

                  2. Contractual Amounts--Contracts in effect at the date of the signing of this Agreement, including the Concession Agreement, will remain not subject to these limitations, unless they are significantly modified. These also include:

                           a.       Maryland Jockey Club fees
                           b.       Host fees


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

                           c.       SWF real estate rent
                           d.       Interest on debt

                  3. New contracts, or existing contracts that are significantly modified, will be subject to consultation and advice from the VaHBPA. Any related party contracts require the matching of the best terms of three independent quotes.

                  4. Other -- To be reported in accordance with generally accepted accounting principles, utilizing the straight line method:

                           a.       Depreciation
                           b.       Amortization

         C. Controllable costs and expenses will be subject to maximum limitations. Each SWF will be subject to the following percentage limitations on subject costs and expenses based on its annualized total revenues as follows:

                                                          Maximum
          Annualized                                     Allowable
         Total Revenue                                   Percentage
         -------------                                   ----------

            From:                      To:
            -----                      ---

         $ 3,465,000                $ 4,621,000            41.98%
           4,621,000                  5,776,000            35.64%
           5,776,000                  6,931,000            31.84%
           6,931,000                  8,086,000            29.30%
           8,086,000                  9,318,000            27.49%
           9,318,000                 10,483,000            26.22%
          10,483,000                 11,648,000            25.21%
          11,648,000                 12,813,000            24.38%
                            Over     12,813,000            23.69%

In determining the maximum allowable percentage applicable to each SWF for the initial year, total revenue will be divided by the actual number of days that the SWF was open prior to December 31, 1997 and multiplied by 365 to determine the appropriate Annualized Total Revenue.

In determining the maximum allowable percentage applicable to each SWF for the second year, total revenue will be divided by the actual number of days that the SWF was open during 1998 and multiplied by 365 to determine the appropriate Annualized Total Revenue.


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

The applicable maximum allowable percentage will be multiplied by each SWF's actual total revenue to determine the maximum allowable costs and expenses for that facility for each year. That result will be compared to the actual sum of all includable expenses to determine the variances, both positive and negative. The variances for all of the SWFs will be accumulated to determine the net variance, either positive or negative.

 D.      Race Track Operations

         As no operating history exists to determine an appropriate Maximum Allowable Percentage for the race track operation, it is agreed that no adjustment, either positive or negative, will be made for the initial year. The actual operating results for the first year will determine the appropriate percentage to be utilized for the second year, subject to possible agreed-upon adjustments due to changes in circumstances, such as the number of days of live racing.

 E.      Corporate Overhead

         As the initial period will contain 22.5 months of operations and will involve a phase-in of certain expenses, the parties agree to review, discuss and reach an agreement as to the appropriate amount.

         It is agreed that the corporate overhead amount for purposes of calculating a limitation is the greater of 2.5% of the total revenue or $1,356,182 for the second year.

 F.      Calculation of Total Variance

         For each of the two years, the variances, both positive and negative, from the individual calculations in C, D and E above, will be combined. If the net variance reflects a savings when compared to allowable costs and expenses, no adjustment is required. Both the Thoroughbred Partner Account and Colonial Downs will have already benefited by the cost savings under the 5050 sharing relationship described in II(B)(4), above. If the net variances reflect excess costs and expenses, that variance will be multiplied by 50% for the first period calculation. Subsequent to the completion of the first period, the parties will agree on a formula for adjustment based on the first period results that will be utilized in year 2. This amount will then be applied as a reduction of expenses in determining the Owners Actual After Net Income, in Section II(A)(1) above.

 G.      Review of Calculations

         Colonial Downs will perform the above-outlined calculations and prepare a report that will be submitted to VaHBPA for their review, questions and comments. If VaHBPA elects to engage advisors as part of this process, they do so at their own cost. Colonial Downs will be cooperative in providing information and responding to questions or comments. If Colonial Downs and the VaHBPA are unable to reach agreement as to the calculations, the parties will select an independent firm to arbitrate the issues. The cost of the arbitrator will be shared equally by both organizations.


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